Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254, 333-147386 and 333-163007) and on Form S-3 (Nos. 333-141517, 333-153373, 333-150851, 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028 and 333-139244) of our report dated March 15, 2010, with respect to the consolidated financial statements of Ladenburg Thalmann Financial Services Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Eisner LLP
New York, New York
March 15, 2010